PETROLEUM DEVELOPMENT CORPORATION

2010 LONG-TERM EQUITY COMPENSATION PLAN

PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement (hereinafter referred to as the "Agreement") dated __________ ___, 20___ is by and between Petroleum Development Corporation, a Nevada Corporation (hereinafter referred to as the "Company") and______________________________ (hereinafter referred to as "Executive").

ARTICLE 1

PURPOSE OF AGREEMENT

1.1 Purpose of Grant.  Pursuant to the Company's 2010 Petroleum Development Corporation Long-Term Equity Compensation Plan (hereinafter referred to as the "Plan") and subject further to the terms and conditions herein set forth, the Company and Executive enter into this Agreement pursuant to which the Executive may earn Performance Shares.  Each Performance Share represents the value of one share of $0.01 par value common stock of the Company.  Upon the Company's achievement of pre-determined objectives for a specified performance period (hereinafter referred to as the "Performance Period"), the Company will distribute to the Executive those Performance Shares earned by the Executive for the Performance Period.

1.2 Committee Authority.  The Plan is administered by the Compensation Committee of the Board (hereinafter referred to as the "Committee").  Under the Plan, the Committee has, among its other powers, the authority to determine the final payout under the Agreement.

ARTICLE 2

PERFORMANCE CONDITIONS

2.1 Performance Period.  Pursuant to this Agreement, the three year period beginning January 1, 2011 and ending on December 31, 2013 will be the Performance Period.

2.2 Performance Award.  Executive may earn a target of                                                                                      Performance Shares (hereinafter referred to as the "Target Award") for the Performance Period.  The range of Performance Shares which may be earned by the Executive for the Performance Period is -0- to __________.

2.3 Performance Metric.  Subject to Section 2.7, Awards of Performance Shares will be paid out to the Executive, if at all, following the close of a Performance Period based upon Total Shareholder Return ("TSR") of the Company relative to TSR for the Peer Group for such Performance Period (the "Performance Metric").

2.4 Total Shareholder Return (TSR).  For purposes of the Performance Metric, except as otherwise provided in Sections 2.8 and 2.9(a) below, TSR for a company, including the Company, will be:

(a) Average Share Price for the last twenty (20) business days of the Performance Period, minus

(b) Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period, plus

(c) Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period, the total of (a), (b) and (c) is divided by

(d) Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period.

2.5 Average Share Price.  For purposes of the TSR used in the Performance Metric, the "Average Share Price" means the average daily closing price of the shares on the NASDAQ Global Select Market (or if the company is not listed on the NASDAQ Global Select Market, then on the principal securities exchange on which such shares are tracked) as published by a reputable source over the relevant measuring period.

2.6 Peer Companies.  For purposes of the Performance Metric for the relevant Performance Period, the "Peer Companies" means the companies listed on Schedule A.  Any Peer Company that ceases to be publicly traded entity on a recognized stock exchange during the Performance Period will be removed from the Peer Company list for the Performance Period.  The Committee may evaluate for inclusion or exclusion any Peer Company that merges with or is acquired by another Peer Company during the Performance Period.  For the Performance Period no companies may be added to the list during the Performance Period.

2.7 Award Determination.  At the end of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Companies, including the Company, remaining in the group at the end of the Performance Period.  Based on the Company's relative TSR rank among the Peer Companies for the Performance Period, Executive will have earned Performance Shares as determined by the Company's percentile rank as follows:

•	If the Company is ranked number 1, 200% of the Target Award

•	If the Company is ranked at the 75th percentile of the Peer Companies, including the Company, 150% of the Target Award

•	If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target Award

•	If the Company is ranked at the 25th percentile of the Peer Companies, including the Company, 50% of the Target Award

•	If the Company is ranked below the 25th percentile of the Peer Companies, including the Company, no award will be paid

If the Company is ranked between any of these payout levels, the percentage multiple of the Target Award will be interpolated based on the actual ranking of the Company and the actual percentile that ranking represents.  Notwithstanding the preceding, if the Company's TSR is negative, no more than one hundred percent (100%) of the Target Award will be paid to the Executive.  Any partial shares will be rounded up to the next whole number.

2.8 Termination of Employment or Change in Control Prior to End of Performance Period.

(a) Voluntary or Involuntary Termination Prior to Change in Control.  If the Executive voluntarily terminates employment or if the Company terminates the Executive's employment during the Performance Period, either of which occurs before a Change in Control, all Performance Shares will be immediately forfeited.

(b) Death or Disability.  Notwithstanding Section 2.8(a), in the event of the death or Disability of the Executive during the Performance Period, either of which occurs before a Change in Control, the Executive (or estate) will receive a pro-rata payment (based on the number of completed months during the Performance Period compared to the total number of months in the Performance Period) based on actual results at the end of the Performance Period.  Notwithstanding, if the triggering event is due to a death that occurs during the first two (2) years of the Performance Period, payment will be based on actual results through the date of death with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to the date of death.

(c) Change in Control.  In the event of a Change in Control then:

(1) If less than one-half of the Performance Period has elapsed with respect to an Award of Performance Shares, then one hundred percent (100%) of the Target Award for the Performance Period will be paid to the Executive.

(2) If at least one-half of the Performance Period has elapsed with respect to an Award of Performance Shares, then the Executive will receive the greater of (A) one hundred percent (100%) of the Target Award or (B) the percentage corresponding to the actual performance level achieved as of the date of the Change in Control.

2.9 Payment of Performance Shares.

(a) Performance Shares earned for the Performance Period will be issued to the Executive only following the Committee's formal review and certification of the actual TSR performance results for the Performance Period.

(b) Performance Shares payable to an Executive pursuant to Section 2.3 following the last day of a Performance Period will be paid in a lump sum distribution of Shares to the Executive on the seventy-fifth (75th) day following the last day of the Performance Period.

(c) Performance Shares payable to an Executive pursuant to Section 2.8(b) following a termination of employment prior to the completion of a Performance Period will be paid in a lump sum distribution of Shares to the Executive on the seventy-fifth (75th) day following the last day of the Performance Period, except that in the case of a death during the first two (2) years of the Performance Period, payment will be made on the seventy-fifth (75th) day following the date of death.

(d) Performance Shares payable to an Executive pursuant to Section 2.8(c) following a Change in Control will be paid in a lump sum distribution of Shares to the Executive on the seventy-fifth (75th) day following the date of the Change in Control.

2.10 Share Withholding.  The Committee shall withhold such amount of Shares from Shares paid to Executives as is necessary to satisfy any tax withholding obligations.

2.11 Dividends.  Dividends declared on Performance Shares payable to an Executive prior to the date that such Performance Shares are paid to the Executives, will accrue and be paid in a lump sum to the Executive, on the seventy-fifth (75th) day following the last day of the Performance Period.

2.12 Voting Rights.  An Executive will not have any voting rights on any Performance Shares prior to the date such Performance Shares are payable pursuant to Section 2.9.

2.13 Fractional Shares.  The Company will not be required to issue any fractional Shares pursuant to this Agreement.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE 3

GENERAL

3.1 Capitalized Terms.  All capitalized terms shall have the meeting ascribed to them under this Agreement or, if not otherwise defined in this Agreement, then such capitalized terms will have the meaning ascribed to them under the Plan.

3.2 Construction.  The provisions of this Agreement will be construed in a manner consistent with the Plan.  In the event of any inconsistency between the terms of the Agreement and the terms of the Plan, the terms of the Plan will control.

3.3 Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Agreement (including time and manner of payments under the Agreement) shall comply with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its Officers thereunto duly authorized, and the Executive has hereunto set his hand and seal, all on the day and year first above written.

ATTEST:

[Corporate Seal]                                                                PETROLEUM DEVELOPMENT

CORPORATION

By:

Daniel W. Amidon                                                                Richard W. McCullough, Chief Executive Officer

EXECUTIVE

Witness                                                                Signature

Date:

Please sign, date and return the signed agreement immediately to Daniel W. Amidon.  If you are not in the office, please fax or email by PDF immediately to Daniel W. Amidon.

SCHEDULE A

PEER COMPANIES

The following 11 companies compromise the Peer Companies for the 2011 – 2013 Performance Period:

•	Berry Petroleum

•	Bill Barrett

•	Cabot Oil & Gas

•	Carrizo Oil & Gas

•	Comstock Resources

•	Goodrich Petroleum

•	Penn Virginia

•	PetroQuest Energy

•	Rosetta Resources

•	SM Energy

•	Venoco